Exhibit 4.9

BRIGHAM MINERALS, INC.

2019 LONG TERM INCENTIVE PLAN

FORM OF RESTRICTED STOCK AGREEMENT

Date of Grant:	(the “Date of Grant”)
Name of Participant:	(the “Participant” or “you”)
Number of Shares of Restricted Stock subject to Award:	(the “Restricted Shares”)

This Restricted Stock Agreement (this “Agreement”) is made and entered into as of the Date of Grant by and between Brigham Minerals, Inc., a Delaware corporation (the “Company”), and you.

WHEREAS, the Company adopted the Brigham Minerals, Inc. 2019 Long Term Incentive Plan, as amended from time to time (the “Plan”), under which the Company is authorized to grant equity-based awards to certain employees and service providers of the Company;

WHEREAS, the Company, in order to induce you to enter into and to continue and dedicate service to the Company and to materially contribute to the success of the Company, agrees to grant you this award of Restricted Stock;

WHEREAS, you acknowledge that a copy of the Plan has been furnished to you and shall be deemed a part of this Agreement as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan; and

WHEREAS, you desire to accept the award of Restricted Stock granted pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1.       The Grant. Subject to the conditions set forth below, the Company hereby grants the Participant, effective as of the Date of Grant, as a matter of separate inducement and not in lieu of any salary or other compensation for the Participant’s services for the Company, an award of Restricted Stock (the “Award”) consisting of the number of Restricted Shares set forth above in accordance with the terms and conditions set forth herein and in the Plan.

2.       Escrow of Restricted Shares. The Company shall evidence the Restricted Shares in the manner that it deems appropriate. The Company may issue in the Participant’s name a certificate or certificates representing the Restricted Shares and retain such certificate(s) until the restrictions on such Restricted Shares expire as described in Section 5 or 6 of this Agreement or the Restricted Shares are forfeited as described in Section 4 and 6 of this Agreement. If the Company certificates the Restricted Shares, the Participant shall execute one or more stock powers in blank for those certificates and deliver those stock powers to the Company. The Company shall hold the Restricted Shares and the related stock powers pursuant to the terms of this Agreement, if applicable, until such time as (a) a certificate or certificates for the Restricted Shares are delivered to the Participant, (b) the Restricted Shares are otherwise transferred to the Participant free of restrictions, or (c) the Restricted Shares are canceled and forfeited pursuant to this Agreement.

3.       Ownership of Restricted Shares. From and after the time the Restricted Shares are issued in the Participant’s name, the Participant will be entitled to all the rights of absolute ownership of the Restricted Shares, including the right to vote such shares and to receive dividends thereon if, as, and when declared by the Board, subject, however, to the terms, conditions and restrictions set forth in this Agreement; provided, however, that each dividend payment will be made no later than the 60th day following the date such dividend payment is made to stockholders generally.

4.       Restrictions; Forfeiture. The Restricted Shares are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or expire as described in Section 5 or 6 of this Agreement. The Restricted Shares are also restricted in the sense that they may be forfeited to the Company (the “Forfeiture Restrictions”). The Participant hereby agrees that if the Restricted Shares are forfeited, as provided in Section 6, the Company shall have the right to deliver the Restricted Shares to the Company’s transfer agent for, at the Company’s election, cancellation or transfer to the Company.

5.       Expiration of Restrictions and Risk of Forfeiture. Except as otherwise set forth in Section 6, the restrictions on the Restricted Shares described in Section 4 of this Agreement will expire and the Restricted Shares will become transferable and nonforfeitable, according to the following schedule, so long as the Participant remains continuously employed by the Company or an Affiliate from the Date of Grant through each vesting date set forth below:

Number of Restricted Shares that Vest	Vesting Date

6.       Effect of Termination of Employment or Services; Change in Control.

(a)       Termination of Employment or Service Relationship due to Death, Disability or Retirement. Upon the termination of the Participant’s employment or other service relationship with the Company or an Affiliate (A) due to the Participant’s “Disability” (as defined below) or death or (B) due to an officer or employee Participant’s “Retirement” (as defined below), the following number of Restricted Shares for which the restrictions have not yet lapsed as of the date of termination shall become immediately vested:                     .

(b)       Termination of Employment or Service Relationship by the Company other than for Cause or by the Participant for Good Reason. Upon the termination of the Participant’s employment or other service relationship with the Company or an Affiliate (A) by the Company or such Affiliate without “Cause” (as defined below) or (B) in the case of a Participant that is an officer or employee of the Company, by the Participant for “Good Reason” (as defined below), in each case, then, provided that the Participant executes within the time provided to do so (and does not revoke within any time provided to do so) a release of all claims in a form acceptable to the Committee, the following number of Restricted Shares for which the restrictions have not yet lapsed as of the date of termination shall become immediately vested:                     .

(c)       Other Termination of Employment or Service. Except as otherwise provided in Section 6(a) or 6(b), in the event of the termination of the Participant’s employment or other service relationship with the Company or an Affiliate for any reason, any Restricted Shares for which the restrictions have not yet lapsed as of the date of termination (and all rights arising from such Restricted Shares and from being a holder thereof) will terminate automatically as of the date of termination without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

(d)       Change in Control. Upon the consummation of a Change in Control on or before the termination of the Participant’s employment or other service relationship with the Company or an Affiliate for any reason, the following number of Restricted Shares for which the restrictions have not yet lapsed as of the date of such Change in Control shall become immediately vested:                     .

(e)       Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below:

(i)       “Cause” means “cause” (or a term of like import) as defined under the Participant’s employment, consulting and/or severance agreement with the Company or an Affiliate, as in effect as of the Date of Grant, or, in the absence of such an agreement or definition, shall mean a determination by the Company in its sole discretion that the Participant has: (i) engaged in gross negligence or willful misconduct in the performance of the Participant’s duties with respect to the Company or an Affiliate, (ii) materially breached any material provision of any written agreement between the Participant and the Company or an Affiliate or corporate policy or code of conduct established by the Company or an Affiliate and applicable to the Participant; (iii) willfully engaged in conduct that is materially injurious to the Company or an Affiliate; or (iv) been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with, a felony involving fraud, dishonestly or moral turpitude (or a crime of similar import in a foreign jurisdiction).

(ii)       “Disability” means “disability” (or a term of like import) as defined under the Participant’s employment, consulting and/or severance agreement with the Company or an Affiliate, as in effect as of the Date of Grant, or, in the absence of such an agreement or definition, shall mean the Participant’s inability to engage in any substantial gainful activity (i) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than

12 months, (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Participant or (iii) as deemed by the Company if the Participant is determined to be disabled in accordance with a disability insurance program, provided that the definition of “disability” applied under such program complies with the requirements of Code Section 409A.

(iii)       “Good Reason” means “good reason” (or a term of like import) as defined under the Participant’s employment, consulting and/or severance agreement with the Company or an Affiliate, as in effect as of the Date of Grant, or, in the absence of such an agreement or definition, shall mean (i) a material diminution in the Participant’s base salary or (ii) the relocation of the geographic location of the Participant’s principal place of employment by more than 50 miles from the location of the Participant’s principal place of employment as of the Date of Grant; provided that, in the case of the Participant’s assertion of Good Reason, (A) the condition described in the foregoing clauses must have arisen without the Participant’s consent; (B) the Participant must provide written notice to the Company of such condition in accordance with this Agreement within 45 days of the initial existence of the condition; (C) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (D) the date of termination of the Participant’s employment or other service relationship with the Company or an Affiliate must occur within 90 days after such notice is received by the Company.

(iv)       “Retirement” means “retirement” (or a term of like import) as defined under the Participant’s employment, consulting and/or severance agreement with the Company or an Affiliate or, in the absence of such an agreement or definition, shall mean the termination of the Participant’s employment or other service relationship with the Company or an Affiliate due to the Participant’s voluntary resignation on or after attaining age 55 and completing 10 or more full years of service with the Company (or any predecessor) or an Affiliate.

7.       Delivery of Stock. Promptly following the expiration of the restrictions on the Restricted Shares pursuant to Section 5 or 6 of this Agreement, the Company shall cause to be issued and delivered to the Participant or the Participant’s designee a certificate or other evidence of the number of Restricted Shares as to which restrictions have lapsed (i.e., shares of Stock), free of any restrictive legend relating to the lapsed restrictions, upon receipt by the Company of any tax withholding as may be due pursuant to Section 8. The value of such Stock shall not bear any interest owing to the passage of time.

8.       Tax Withholding. To the extent that the receipt, attainment of retirement age, vesting or settlement of this Award results in compensation income or wages to the Participant for federal, state, local and/or foreign tax purposes, the Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award, which arrangements include the delivery of cash or cash equivalents, Stock (including previously owned Stock, net settlement, net early settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net settlement, net early settlement or the surrender of previously owned Stock, the maximum number of shares of Stock that may be so withheld (or surrendered) shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that he is in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

9.       Non-Transferability. During the lifetime of the Participant, the Restricted Shares may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until all restrictions applicable to the Restricted Shares have lapsed. Neither the Restricted Shares nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

10.       Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Stock (including the Restricted Shares) hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No shares of Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, shares of Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

11.       Legends. If a stock certificate is issued with respect to shares of Stock delivered hereunder, such certificate shall bear such legend or legends as the Committee deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable laws or the requirements of any stock exchange on which the Stock is then listed. If the shares of Stock issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.

12.       Execution of Receipts and Releases. Any issuance or transfer of shares of Stock or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder. As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate.

13.       No Right to Continued Employment, Service or Awards. Nothing in the adoption of the Plan, nor this Award, shall confer upon the Participant the right to continued employment by, or a continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time. The grant of the Restricted Shares is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.

14.       Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Participant at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing. Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

15.       Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

16.       Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

17.       Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Shares granted hereby; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.

18.       Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

19.       Clawback. Notwithstanding any provision in this Agreement or the Plan to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all shares of Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

20.       Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, EXCLUSIVE OF THE CONFLICT OF LAWS PROVISIONS OF DELAWARE LAW.

21.       Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Shares may be transferred by will or the laws of descent or distribution.

22.      Headings. Headings are for convenience only and are not deemed to be part of this Agreement.

23.      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by an officer thereunto duly authorized, and the Participant has executed this Agreement, effective for all purposes as provided above.

COMPANY Brigham Minerals, Inc.

By:

Name: Its:

PARTICIPANT
Name:

SIGNATURE PAGE TO

RESTRICTED STOCK AGREEMENT